Exhibit 10.6.3

CONFIDENTIAL TERMINATION AGREEMENT

This Confidential Termination Agreement (“Termination Agreement”) is made and entered into this 15th day of  November, 2011, by and between Novartis Animal Health Inc., a corporation organized and existing under the laws of Switzerland and having its principal office at Schwarzwaldallee 215, 4058 Basel, Switzerland (hereinafter referred to as “Novartis”) and AspenBio Pharma, Inc., a corporation organized and existing under the laws of the State of Colorado, U.S.A., and having its principal office at 1585 South Perry Street, Castle Rock, Colorado 80104, United States of America (hereinafter referred to as “Aspen”).  Each of Novartis and Aspen are a “Party” to this Termination Agreement and collectively are the “Parties” to this Termination Agreement.  All initially capitalized terms not defined herein shall have the meanings attributable to them in the Parties’ Exclusive License Agreement, effective April 3, 2008 and amended effective July 15, 2008 (hereinafter referred to as “the License Agreement”) and/or in the Parties’ Development Agreement, effective July 15, 2008 (hereinafter referred to as “the Development Agreement”).

RECITALS

WHEREAS, Novartis and Aspen are parties to the License Agreement, pursuant to which Aspen granted Novartis, among other things, an exclusive license under the Aspen Patent Rights and the Aspen Know-How to develop and commercialize Licensed Products in the Field; and

WHEREAS, Novartis and Aspen are parties to the Development Agreement which provided for the development and commercialization of Licensed Products and future products consistent with the terms set forth in Exhibit B to the License Agreement; and

WHEREAS, Novartis and Aspen wish to terminate both the License Agreement and the Development Agreement (collectively referred to hereinafter as “the Prior Agreements”) and to release each other of their respective obligations under the Prior Agreements, the Parties agree to terminate the Prior Agreements and obligations therein upon and subject to the terms and conditions of this Termination Agreement, and

WHEREAS, pursuant to the Prior Agreements, Novartis asserts it is owed an amount equal to $1,631,674.00 (One Million Six Hundred Thirty-One Thousand Six Hundred Seventy-Four Dollars and Zero Cents) by Aspen which amount is comprised of refundable milestone payments and net-shared developments costs (the “Outstanding Obligation”).

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the execution and delivery hereof, the Parties, intending to be legally bound, hereby agree as follows:

A.	Mutual Termination of Prior Agreements.

1.           Novartis and Aspen hereby agree that effective immediately upon the date that final payment is made by Aspen to Novartis of the full Termination Amount (as defined herein) subject to the impact of any prepayment discounts provided as set forth herein (the “Effective Date”), the Prior Agreements shall terminate automatically, with no further actions required by either Party.

2.           Effective as of the Effective Date, and except as specifically set forth herein, each Party provides to the other Party a full and final release and discharge of such other Party, including its respective parent companies, successors, affiliates, shareholders, representatives, assigns, agents, employees, officers, and directors (collectively, for each Party, the “Releasees”), of and from any and all claims, liabilities and obligations, including financial obligations, arising out of or in connection with the Prior Agreements and the services, activities, rights and responsibilities required therein, including, but not limited to the LH trial.  In addition, as of the Effective Date, each Party waives any rights it or any of its Releasees  may have or had under the Prior Agreements that are not otherwise preserved in this Termination Agreement.  Provided, however, that this release shall exclude claims arising from the assertion or enforcement of any continuing rights or obligations set forth in this Termination Agreement. Attached hereto as Schedule C is the full and final release to be executed by each Party and delivered to the other Party to be effective automatically as of the Effective Date.

3.           Except for the limited license granted to Novartis under Section C.2(a) of this Termination Agreement, on the Effective Date all rights, title, interest and licenses granted to Novartis and any of its affiliates and subsidiaries under and pursuant to the License Agreement, including, without limitation, license or other rights under or to Aspen Patent Rights and Aspen Know-How, shall revert to Aspen.  In addition, as of the Effective Date, the rights of Novartis in any Joint Inventions related to the Field, Joint  Know-How related to the Field  and Joint Patents related to the Field shall convert to the right to use such Joint Inventions, Joint Know-How and Joint Patents only for the purposes set forth in Section C.2(a) of this Termination Agreement; and Aspen shall: (a) acquire and assume all other rights to use and commercialize such Joint Inventions related to the Field, Joint Know-How related to the Field and Joint Patents related to the Field, if any; and (b) assume all obligations of Novartis under Article VII of the Development Agreement with respect to Joint Patent filings, prosecution and maintenance and enforcement for any Joint Patents related to the Field.  As of and after the date this Termination Agreement is executed by both Parties (the “Execution Date”), Novartis shall provide reasonable assistance and cooperation to Aspen, including execution of such documents and instruments, as Aspen might reasonably request in connection with its assumption of the foregoing obligations.

4.           Unless otherwise provided for in this Termination Agreement, the Parties and their respective affiliates and subsidiaries, if any, are relieved of their obligations pursuant to the terms of the Development Agreement and all activities under the Prior Agreements are deemed to have ceased as of March 31, 2011.  No additional activities are to occur nor are additional expenses to be incurred in relation to the Prior Agreements after March 31, 2011.

5.           As of the Execution Date, Novartis will cease to have the option of rescinding or of refusing to accept the payment of the Termination Amount provided for in this Termination Agreement, or of seeking any other payment under the Prior Agreements..

6.           As of and after the Execution Date, Novartis agrees that it will take no action to terminate the Food & Drug Administration Investigational New Animal Drug Applications (hereinafter “INANDAs”) covering the Licensed Products, and that upon Aspen’s request, Novartis will take reasonable and timely steps to transfer the INADAs as per Aspen’s request, including within the time period set forth in such request, not to be less than 60 days..  The form of such transfer notices to be signed by Novartis at execution of this Agreement is attached hereto as Schedule D.

B.           Financial Consideration.

1.           As consideration for the promises made herein, and full satisfaction of its obligations under the Prior Agreements, Aspen shall pay to Novartis, and Novartis shall accept from Aspen an aggregate amount of US$1,375,000 (One Million Three Hundred Seventy-Five Thousand Dollars and Zero Cents), subject to the early pay discounts set forth in clause 2 below in full satisfaction of the Outstanding Obligation, payable as set forth herein (the “Termination Amount”).  The parties agree that any reduction in the Outstanding Obligation, including reductions from the early pay discounts shall be applied to reduce the net shared developments costs.  The payment of such Termination Amount to Novartis by Aspen shall be due and payable in seven (7) installments commencing on the Execution Date and continuing for 540 days thereafter in the manner outlined below.  Each payment, in order to be timely, must be made within thirty (30) days after the due date.

Payment description		Amounts – ($) (000s)	Subtotal

Fixed payment flow with early pay discount
1.	Execution Date	$150
2.	Execution Date plus 90 days	$204
3.	Execution Date plus 180 days	$204
4.	Execution Date plus 270 days	$204
5.	Execution Date plus 360 days	$204
6.	Execution Date plus 450 days	$204
7.	Execution Date plus 540 days	$204	$1,375

2.           Early prepayment of any installment payments due, as set forth in the table above, will result in a 5.0% pre-payment discount per quarter or portion thereof, for each quarter or portion thereof, that a future payment amount is paid early, with the understanding that pre-payments paid multiple quarters in advance will result in a compound discount. For example, if Aspen makes all the remaining payments early with the Payment #4 above, the payment #5 will receive 5% discount, payment #6 will receive 10% discount and payment #7 will receive 15% discount.  The Parties expressly acknowledge that single pre-payments or partial pre-payments will not result in future pre-payment discounts arising from payments which continue on their quarterly schedule, but are shifted a quarter early  due to a prior payment being made early. For example, if Aspen makes payment #3 above at the same time as payment #2, the payment #3 amounts will be discounted but not the payment #4 and others following that are paid on regular quarterly intervals, even though with early payment of Payment #3, the payment schedule has shifted early. A regular quarterly payment is considered early if it is received by Novartis at least 60 days before it is due.

3.           Payment of the Termination Amount as contemplated by this Article shall constitute full and complete payment and satisfaction of all obligations outstanding between the Parties related to the Prior Agreements.

4.           Without limitation, Novartis’ rights under this Termination Agreement shall include those rights afforded by 11 U.S.C. § 365(n) of the United States Bankruptcy Code (the “USBC”) and any successor thereto.  If the bankruptcy trustee of Aspen as a debtor or debtor-in-possession rejects this Termination Agreement under 11 U.S.C. § 365(o) of the USBC, Novartis may elect to retain its rights licensed from Aspen under the Prior Agreements for the duration of this Termination Agreement and avail itself of all rights and remedies to the full extend contemplated by this Termination Agreement, the Prior Agreements and 11 U.S.C. § 365(n) of the USBC, and any other relevant laws.

C.           Rights Resulting from Termination.

1.           Aspen.

a.           As of and after the Execution Date, Aspen shall have the unlimited right and license to use and discuss internally and to share with third parties (pursuant to non-disclosure agreements executed between such third-parties and Aspen, and in accordance with any applicable FDA regulations) information and materials pertaining to the Licensed Products and Proprietary Information (excluding any information internal and proprietary to NAH and other third parties), for the purpose of such third parties performing due diligence on the Licensed Products with the objective of entering into a license or other strategic arrangement for such rights with Aspen or any other use by Aspen to commercialize or monetize the Aspen Patent Rights and Aspen Know-How and, subject to the license set forth in Section 2(a) below and in the aforementioned rights in the Joint Inventions related to the Field, Joint Know-How related to the Field and Joint Patents related to the Field..

b.           After the Execution Date, Novartis will provide to Aspen information in its possession that pertains to Licensed Product and/or the Licensed Technology, including, without limitation, final versions of protocols and final versions of reports.  A detailed listing of the information in Novartis’ possession that pertains to the Licensed Product and/or the Licensed Technology and which is covered by this subsection appears in Schedule A to this Termination Agreement, which is incorporated herein by reference.  The Parties acknowledge that any proprietary information of Novartis, as well as any confidential information of third parties, which may be subject to separate confidentiality obligations, is specifically excluded from this subsection unless specifically identified in Schedule A.  Physical delivery of all such information and intellectual property to Aspen will occur as soon as practicable, and no more than thirty days after execution of this Termination Agreement.

c.           Aspen will be required to work directly with any relevant Contract Research Organization  (“CRO”) to address and resolve questions related to the details of any detailed in the study reports transferred to Aspen pursuant to Exhibit A.  Novartis will not participate in such communications on behalf of Aspen.  Novartis agrees and acknowledges that Aspen shall be entitled to ownership and assumption of any materials, information, contracts or other items in the possession of, or for which a CRO was contracted to provide services under the Prior Agreements, so long as Novartis is held harmless from such actions.   Novartis will execute and provide to Aspen upon the Execution Date, the consents and releases by Novartis attached to this Termination Agreement as Schedule E, to be used by Aspen with any such third-party CRO’s to document such right of Aspen to obtain such rights, materials, reports and information.

2.           Novartis.

a.           As of and after the Execution Date, Aspen hereby grants to Novartis a fully paid up, perpetual, non-exclusive license for Novartis’ non-commercial, internal research use only to Aspen’s interest in any Joint Inventions related to the Field, Joint Know-How related to the Field and Joint Patents related to the Field, if any.  The Parties agree that such license right to Novartis will neither impact nor limit in any way Aspen’s ability to commercialize or use the Joint Inventions related to the Field, Joint Know-How related to the Field and Joint Patents related to the Field, if any, including usage wherein Aspen provides license rights to third parties, and does not relate to Aspen Patent Rights or Aspen Know-How, but only to Joint Inventions related to the Field, Joint Know-How related to the Field and Joint Patents related to the Field, if any developed under the Prior Agreements.  For avoidance of doubt, Novartis rights in Novartis Technical Information and Patent Rights, in existence prior to the Prior Agreements, shall not be impacted by this Termination Agreement.

b.           Upon execution of this Termination Agreement, Aspen shall return to Novartis the documents and samples identified in Schedule B to this Termination Agreement, which is incorporated herein by reference.

D.           Confidentiality and Non-Disparagement.

1.           Confidentiality.  In further consideration for the respective covenants undertaken by the Parties under this Termination Agreement, each Party agrees strictly to maintain the confidentiality of this Termination Agreement except that as provided in Section E. 1., below, Aspen has notified Novartis that Aspen shall be required to file this Termination Agreement as a material contract, but shall take all reasonable steps to seek confidential treatment for the competitive or proprietary information in this Termination Agreements that it has the right to seek under the U.S. securities laws and the Freedom of Information Act.  As to any terms not required to be disclosed under the above exceptions, the parties agree not to disclose any such confidential provisions except to such employees of each Party’s respective company as have a need to know in order to implement this Termination Agreement, provided that the Parties shall not be restricted from disclosure to their respective attorneys and tax or financial advisors or in connection with a fiduciary obligation.

2.           Non-Disparagement.  The Parties agree not to directly or indirectly, individually or in concert with others, interfere with or attempt to interfere with the other Party’s business, reputation, goodwill, services, clients, prospective clients, board members, directors, officers, employees or agents, past, present or future.  The Parties shall not directly or indirectly, individually or in concert with others make, issue, release, authorize or confirm any written or oral statement about the other Party that is derogatory or defamatory in nature or which is calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon the other Party, its reputation, goodwill, products, services, clients, prospective clients, Board members, directors, officers, employees or agents, past, present  or future.

E.           Additional Covenants; Representations and Warranties.

1.           Except for disclosure required by applicable law, neither Party shall make any public announcement or otherwise disclose the terms of this Termination Agreement or make any representation concerning this Termination Agreement to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld.  Aspen has notified Novartis that Aspen shall be required to file this Termination Agreement as a material contract, but shall take all reasonable steps to seek confidential treatment for the competitive or proprietary information in this Termination Agreements that it has the right to seek under the U.S. securities laws and the Freedom of Information Act.  In addition, absent the express, written, consent of an officer of the owning Party, and except as otherwise provided in this Termination Agreement, neither party shall have the right to use any trade name, trademark, service mark, product name, company name, logo or other identifying information belonging to the other Party in publicity activities including, but not limited to, press releases, written publications, or interviews with representatives of any written publication television station or network, or radio station or network, such consent shall not be unreasonably withheld.  Any Party seeking the other Party’s consent and authorization to participate in publicity activities must provide the Party from whom consent is sought with a minimum of five (5) working days to review, revise, approve or deny the proposed publicity materials.  Failure to obtain express, written, consent prior to engaging in publicity activities referenced in this Section E.1. shall constitute a breach of this Termination Agreement.  Likewise, failure to provide a five-day review period as described in this Section E.1. shall constitute a breach of this Termination Agreement.

2.           By executing this Termination Agreement, each Party for themselves and their respective  Releasees, represent and warrant that each of them has the right and authority to enter into and accept the terms and covenants of this Termination Agreement, and that no third party has or claims an interest in any claim released by this Termination Agreement.

3.           Each Party, for themselves and their respective Releasees, acknowledge that this Termination Agreement shall be a complete defense to any claim that is subject to the terms hereof, consent to the entry of a temporary or permanent injunction, whether affirmative or negative, to prevent or end any breach hereof; and agree to indemnify each other and their respective Releasees for any and all costs and expenses incurred as a result of a breach of this Termination Agreement, including reasonable attorneys’ fees.

4.           Each party hereto shall pay to the other party all damages, costs and expenses, including reasonable attorneys’ fees, incurred by the other party subsequent to execution of this Termination Agreement in obtaining injunctive or other relief for the enforcement of any provisions of this Termination Agreement.

5.           Each Party hereto hereby represents and warrants that its execution and delivery of this Termination Agreement and the attached Release does not violate any other agreement to which it is a party.

6.           Each Party and their respective affiliates hereby agree to cooperate in good faith and direct their respective employees to assist, and work with, the representatives of the other and to provide such information and other assistance as may be reasonably necessary to fulfill the purposes and intent of this Termination Agreement.

F.           Miscellaneous.

1.           This Termination Agreement and the Schedules attached hereto and incorporated by reference herein, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein.  This Termination Agreement may only be amended or modified by an instrument in writing executed by both Parties. No waiver of any of the provisions of this Termination Agreement shall be deemed or shall constitute a waiver of any other provision of this Termination Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

2.           Whenever possible, each provision of this Termination Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Termination Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Termination Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

3.           All communications, notices and disclosures required or permitted by this Termination Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually delivered to an officer of the party to which notice is to be given or when sent by facsimile transmission, reputable overnight courier service or by certified or registered first-class mail, postage prepaid, return receipt requested, addressed as follows, unless and until any party notifies the others in accordance with this Section of a change of address:

To Novartis:          Novartis Animal Health Inc.
Schwarzwaldallee 215
4058 Basel, Switzerland
Facsimile:  + 41 61 6975747
Attn:    General Counsel

With a copy to:     Novartis Animal Health US, Inc.
3200 Northline Ave., Suite 300
Greensboro, NC 27408
Fax:  (336) 387-1279
Attn:  Clint Vranian

To Aspen:             AspenBio Pharma, Inc.
1585 South Perry Street
        Castle Rock, Colorado 80104
USA
Facsimile: (303) 798-8332
Attn:   Jeffrey McGonegal, CFO

With a copy to:     Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia PA 19103
Facsimile:  (215) 864-8999
Attn:  Mary J. Mullany

4.           The headings of the paragraphs of this Termination Agreement are for convenience of reference only and are not to be considered and construed in this Termination Agreement. When the context so requires in this Termination Agreement, the masculine gender includes the feminine and neuter, and the singular number includes the plural, and vice versa.

5.           This Termination Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

6.           Neither Party may assign any of its rights or delegate any of its duties under this Termination Agreement without the written consent of the other Party.

7.           This Termination Agreement may be executed in several counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same Termination Agreement.

8.           This Termination Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Whenever a reference to any Party is made herein, such reference shall be deemed to include a reference to the assigns of such Party, as applicable.

9.           Each Party shall bear its own costs and expenses in connection with the negotiation, execution and performance of this Termination Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed, sealed and delivered this Agreement, formed by INSERT NUMBER (10) pages and INSERT NUMBER (5) Schedules, on the day and year first above written.

NOVARTIS:	NOVARTIS ANIMAL HEALTH INC.

By:	/s/ George Gunn
Name:	George Gunn
Title:	Division Head Novartis Animal Health and Corporate Social Responsibility

ASPEN:	ASPENBIO PHARMA, INC.

By:	/s/ Jeffrey McGonegal
Name:	Jeffrey McGonegal
Title:	Chief Financial Officer